YIT Investor Report
Nov 2017
yitgroup.com
What is the phase of the construction cycle in Finland
compared to Sweden? Is the current construction volume in
Finland sustainable in view of demand? Why have you not
started more projects in Finland - is it a sign of
something? The construction volume and the rise in the
prices of construction plots and apartments in Sweden,
especially in Stockholm, have been in the headlines in
recent times. According to statistics, a falling trend can
be seen in apartment sales and prices in Stockholm. There
have been signs of a fear of a housing bubble or its
breaking. This has aroused concern among investors, and
especially foreign investors have been asking about the
situation in Finland. The situation in Sweden and Finland
has been quite different for some time: the economy, zoning, population growth and many other factors have not gone hand
in hand. However, the sense of nervousness also affects the
construction sector in Finland, as many investors perceive
the Nordic countries as a one single cluster. Yet YIT has no operations in Sweden and neither does Lemminkainen build
houses in Sweden. The apartment construction volume in
Finland has been higher this year than in the last few
years. During the recession, construction volumes did not
meet demand, so the current construction pace can be
considered an adjustment supported by keen consumer demand.
People are moving to the Helsinki metropolitan area and
growth centres, and urbanisation is expected to continue.
According to many surveys, Finland lags behind the other
Nordic countries in terms of urbanisation, and the trend is
not expected to slow down. The right location and price,
demand-matched size and floor plan, services, public
transport connections and many other criteria will never be
out of fashion. As to our project start-up volumes in
Finland in July-September, we must say that quarters are not always identical or plans proceed in a linear fashion. The
past quarter does not reflect any intentional slow down: we
just managed to launch somewhat fewer projects than earlier
due to timing. We have already announced many project
start-ups, and good consumer demand will continue to support our start-up plans in the future. The merger between YIT and
Lemminkainen is getting closer. We received the approvals of the extraordinary general meetings of both the companies in
September and official permits from our other operating
countries. We are now waiting for the final opinion of the
Finnish Competition and Consumer Authority, which we expect
to receive during this year. We are preparing to merge into
a single YIT, within the legal limits, the end of the year.
CHANGE IN YIT'S SALES MIX IN FINLAND
3,502
2,432
2,766
2,767
2,779
2,515
3,192
2,730
3,040
45%
78%
68%
68%
56%
52%
39%
58%
68%
1,567
1,890
1,893
1,869
1,555
1,315
1,251
1,596
2,063
2009
2010
2011
2012
2013
2014
2015
2016
Last 12 months Q4/16+
1-9/17
Investor sales (units)
Consumer sales (units)
Share of consumer sales, %
NOTICE TO LEMMINKAINEN SHAREHOLDERS IN THE UNITED STATESThe
YIT shares to be issued in connection with the merger have
notbeen registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and are being issued in
reliance on the exemption from registration set forth in
Rule 802 under the Securities Act. YIT and Lemminkainen are
Finnish companies and the is-suance of YIT shares will be
subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any
financial statements or other financial information included on this website may have been prepared in accordance with
non-U.S. accounting standards that may not be comparable to
the financial statements of U.S. companies or companies
whose finan-cial statements are prepared in accordance with
generally accepted accounting principles in the United
States. It may be difficult for U.S. shareholders of
Lemminkainen to enforce their rights and any claims they may have arising under U.S. federal securities laws in
connection with the merger, since YIT and Lemminkainen are
located in non-U.S.jurisdictions, and some or all of YIT's
and Lem-minkainen's officers and directors may be residents
of countries other than the United States. As a result, U.S.
shareholders of Lemminkainen may not be able to sue YIT or
Lemminkainen or their respective officers and directors in a court in Finland for violations of U.S. federal securities
laws. Further, it may be difficult to compel YIT or
Lemminkainen to subject themselves to the jurisdiction or
judg-ment of a U.S. court. Lemminkainen's shareholders
should be aware that YIT may purchase Lemminkainen's shares
otherwise than under the merger, such as in open market or
privately ne-gotiated purchases, at any time during the
pendency of the proposed merger. DO YOU HAVE ANY QUESTIONS?
PLEASE CONTACT US!
InvestorRelations(at)yit.fl
Hanna Jaakkola
Maija Hongas
ELla Malm
Folloow us on Twwitter::
@YITINVESTORS